Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 - FAX (507) 535-1301
NEWS RELEASE	CONTACT:	Bradley Krehbiel,
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights

●	Net income of $1.2 million, a decrease of $0.6 million, compared to net income of $1.8 million for first quarter of 2016
●	Diluted earnings per share of $0.25, a decrease of $0.13, compared to diluted earnings per share of $0.38 for first quarter of 2016
●	Gains on real estate owned decreased $0.3 million compared to the first quarter of 2016
●	Provision for loan losses of ($0.3 million), an increase of $0.4 million compared to the provision for loan losses of ($0.7 million) for first quarter of 2016
●	Net interest income of $6.3 million, an increase of $0.1 million, compared to net interest income of $6.2 million for first quarter of 2016

Net Income Summary

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2017	2016
Net income	$1,216	1,774
Diluted earnings per share	0.25	0.38
Return on average assets (annualized)	0.73%	1.12%
Return on average equity (annualized)	6.35%	10.12%
Book value per share	$17.22	15.98

ROCHESTER, MINNESOTA, April 20, 2017 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $681 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.2 million for the first quarter of 2017, a decrease of $0.6 million compared to net income of $1.8 million for the first quarter of 2016. Diluted earnings per share for the first quarter of 2017 was $0.25, a decrease of $0.13 from diluted earnings per share of $0.38 for the first quarter of 2016. The decrease in net income between the periods was due primarily to the $0.4 million increase in the provision for loan losses between the periods. The increase in the provision for loan losses reflects the increase in loan growth and the decrease in recoveries received on previously charged off loans in the first quarter of 2017 when compared to the same period of 2016. Gains on real estate owned decreased $0.3 million between the periods due to a decrease in sales activity. Compensation and benefit expense increased $0.2 between the periods due to an increase in employees and normal annual salary increases. These increases in expenses were partially offset by a $0.4 million decrease in income tax expense due to the decreased pre-tax income between the periods.

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President’s Statement

“We continue to be encouraged by the growth in our loan portfolio as well as the increase in the gains realized on the sale of single family loans,” said Home Federal Savings Bank President and Chief Executive Officer, Bradley Krehbiel. “We intend to continue to focus our efforts on improving the Bank’s core operating results by prudently growing the asset size of the Bank while maintaining the credit quality of our loan portfolio.”

First Quarter Results

Net Interest Income

Net interest income was $6.3 million for the first quarter of 2017, an increase of $0.1 million, or 1.7%, compared to $6.2 million for the first quarter of 2016. Interest income was $6.7 million for the first quarter of 2017, an increase of $0.2 million, or 2.1%, from $6.5 million for the first quarter of 2016. Interest income increased between the periods primarily because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in a 15 basis point increase in the average yields earned between the periods. While the average interest-earning assets increased $44.4 million between the periods, the average interest-earning assets held in higher yielding loans increased $83.3 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $38.9 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. The loan balances also increased $5.7 million due to an acquisition that occurred in the second quarter of 2016. The yield on average interest-earning assets between the periods was negatively impacted by $0.4 million, or 33 basis points, due to changes in the yield enhancements recognized on loan prepayment penalties, yield adjustments on purchased loans, and interest payments received on non-accruing and previously charged off loans. In the first quarter of 2017, the Company recognized $0.2 million from these types of yield enhancements compared to $0.6 million in the first quarter of 2016. These yield enhancements improved the average yield on interest earning assets by 9 basis points and 42 basis points in the first quarters of 2017 and 2016, respectively. The average yield earned on interest-earning assets was 4.16% for the first quarter of 2017, a decrease of 18 basis points from 4.34% for the first quarter of 2016. The decrease in the average yield earned on interest-earning assets is primarily related to the decrease in yield enhancements recognized between the periods.

Interest expense was $0.4 million for the first quarter of 2017, the same as the first quarter of 2016. The average interest rate paid on non-interest and interest-bearing liabilities was 0.28% for the first quarter of 2017, an increase of 1 basis point from 0.27% for the first quarter of 2016. The average interest rate paid increased between the periods due to an increase in the rates paid on certain money market accounts that was partially offset by a change in the composition of the average non-interest and interest-bearing liabilities held between the periods. While the average non-interest and interest-bearing liabilities increased $33.8 million between the periods, the amount held in lower rate checking and money market accounts increased $31.7 million and the amount held in higher rate certificates of deposits and other borrowings increased $2.1 million. The increase in the average outstanding deposits between the periods was primarily the result of organic deposit growth but also increased $14.8 million as a result of an acquisition that occurred in the second quarter of 2016. Net interest margin (net interest income divided by average interest-earning assets) for the first quarter of 2017 was 3.91%, a decrease of 18 basis points, compared to 4.09% for the first quarter of 2016. The decrease in the net interest margin is primarily related to the decrease in yield enhancements recognized between the periods.

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A summary of the Company’s net interest margin for the three-month periods ended March 31, 2017 and 2016 is as follows:

	For the three-month period ended
	March 31, 2017			March 31, 2016
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$76,197	275	1.46%	$97,362	392	1.62%
Loans held for sale	1,656	18	4.41	2,104	24	4.59
Mortgage loans, net	110,064	1,111	4.09	96,526	1,009	4.20
Commercial loans, net	371,153	4,385	4.79	307,653	4,250	5.56
Consumer loans, net	72,255	846	4.75	65,485	811	4.98
Cash equivalents	17,036	23	0.55	34,890	38	0.44
Federal Home Loan Bank stock	786	2	1.03	694	1	0.58
Total interest-earning assets	649,147	6,660	4.16	604,714	6,525	4.34

Interest-bearing liabilities and non-interest bearing deposits:
Checking	92,063	20	0.09	83,221	11	0.05
Savings	75,273	15	0.08	67,664	15	0.09
Money market	162,540	105	0.26	158,920	87	0.22
Certificates	101,950	152	0.60	98,430	113	0.46
Advances and other borrowings	7,399	115	6.30	9,000	148	6.61
Total interest-bearing liabilities	439,225			417,235
Non-interest checking	154,407			142,760
Other non-interest bearing escrow deposits	1,339			1,138
Total interest-bearing liabilities and non-interest bearing deposits	$594,971	407	0.28	$561,133	374	0.27
Net interest income		$6,253			$6,151
Net interest rate spread			3.88%			4.07%
Net interest margin			3.91%			4.09%

Provision for Loan Losses

The provision for loan losses was ($0.3 million) for the first quarter of 2017, an increase of $0.4 million compared to the provision for loan losses of ($0.7 million) for the first quarter of 2016. The provision increased in the first quarter of 2017 primarily because of an increase in loan growth and a decrease in recoveries received on previously charged off loans in the first quarter of 2017 when compared to the same period of 2016. Total non-performing assets were $4.1 million at March 31, 2017, an increase of $0.2 million, or 4.91%, from $3.9 million at December 31, 2016. Non-performing loans increased $161,000 and foreclosed and repossessed assets increased $31,000 during the first quarter of 2017.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2017 and 2016 is as follows:

(Dollars in thousands)	2017	2016
Balance at January 1,	$9,903	$9,709
Provision	(270)	(732)
Charge offs:
Consumer	(201)	(7)
Recoveries	158	393
Balance at March 31,	$9,590	$9,363

General allowance	$8,792	$8,380
Specific allowance	798	983
	$9,590	$9,363

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The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2017	2016
Non-Performing Loans:
Single family real estate	$1,073	$916
Commercial real estate	1,615	1,384
Consumer	453	630
Commercial business	293	343
Total	3,434	3,273

Foreclosed and Repossessed Assets:
Single family real estate	40	0
Commercial real estate	602	611
Consumer	16	16
Total non-performing assets	$4,092	$3,900
Total as a percentage of total assets	0.60%	0.57%
Total non-performing loans	$3,434	$3,273
Total as a percentage of total loans receivable, net	0.61%	0.59%
Allowance for loan losses to non-performing loans	279.29%	302.56%

Delinquency Data:
Delinquencies (1)
30+ days	$702	$917
90+ days	0	0
Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	0.12%	0.16%
90+ days	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.9 million for the first quarter of 2017, an increase of $0.1 million, or 7.2%, from $1.8 million for the first quarter of 2016. Fees and service charges increased $46,000 between the periods due primarily to an increase in unused loan commitment fees and debit card income. Loan servicing fees increased $40,000 between the periods due to an increase in the number of commercial loans being serviced.   Gain on sales of loans increased $32,000 between the periods primarily due to an increase in the gains recognized on the sale of single-family loans due to increased volume.

Non-interest expense was $6.3 million for the first quarter of 2017, an increase of $0.6 million, or 11.5%, from $5.7 million for the first quarter of 2016. Gains on the sale of real estate owned decreased $0.3 million due to a decrease in sales activity between the periods. Compensation and benefits expense increased $0.2 million between the periods due to an increase in employees and normal annual salary increases. Occupancy and equipment expense increased $0.1 million between the periods because of increases in non-capitalized software and equipment expenses. Other operating expense decreased slightly due to a decrease in acquisition related expenses between the periods. Data processing expense increased slightly because of an increase in mobile banking and on-line banking costs due to increased customer activity between the periods. Professional services expense increased marginally due to increased legal expenses between the periods.

Income tax expense was $0.8 million for the first quarter of 2017, a decrease of $0.4 million from $1.2 million for the first quarter of 2016. The decrease in income tax expense between the periods is primarily related to the decrease in pre-tax income in the first quarter of 2017 when compared to the first quarter of 2016.

Return on Assets and Equity

Return on average assets (annualized) for the first quarter of 2017 was 0.73%, compared to 1.12% for the first quarter of 2016. Return on average equity (annualized) was 6.35% for the first quarter of 2017, compared to 10.12% for the first quarter of 2016. Book value per common share at March 31, 2017 was $17.22, compared to $15.98 at March 31, 2016.

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General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), LaCrescent, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates three loan origination offices in Minnesota located in Sartell, Owatonna, and Mankato and one loan origination office in Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; our ability to integrate acquired operations; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount and composition of interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the FHLB; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2017	2016
	(unaudited)
Assets
Cash and cash equivalents	$12,489	27,561
Securities available for sale:
Mortgage-backed and related securities (amortized cost $785 and $993)	797	1,005
Other marketable securities (amortized cost $78,812 and $78,846)	77,751	77,472
	78,548	78,477

Loans held for sale	2,430	2,009
Loans receivable, net	565,040	551,171
Accrued interest receivable	2,417	2,626
Real estate, net	642	611
Federal Home Loan Bank stock, at cost	817	770
Mortgage servicing rights, net	1,624	1,604
Premises and equipment, net	8,121	8,223
Goodwill	802	802
Core deposit intangible	429	454
Prepaid expenses and other assets	1,800	1,768
Deferred tax asset, net	5,822	5,947
Total assets	$680,981	682,023

Liabilities and Stockholders’ Equity
Deposits	$591,376	592,811
Other borrowings	7,000	7,000
Accrued interest payable	205	236
Customer escrows	1,513	1,011
Accrued expenses and other liabilities	3,487	5,046
Total liabilities	603,581	606,104
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; none issued or outstanding	0	0
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,430	50,566
Retained earnings, subject to certain restrictions	88,102	86,886
Accumulated other comprehensive loss	(632)	(820)
Unearned employee stock ownership plan shares	(2,175)	(2,223)
Treasury stock, at cost 4,633,404 and 4,639,739 shares	(58,416)	(58,581)
Total stockholders’ equity	77,400	75,919
Total liabilities and stockholders’ equity	$680,981	682,023

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2017	2016
Interest income:
Loans receivable	$6,360	6,094
Securities available for sale:
Mortgage-backed and related	7	20
Other marketable	268	372
Cash equivalents	23	38
Other	2	1
Total interest income	6,660	6,525

Interest expense:
Deposits	292	226
Federal Home Loan Bank advances and other borrowings	115	148
Total interest expense	407	374
Net interest income	6,253	6,151
Provision for loan losses	(270)	(732)
Net interest income after provision for loan losses	6,523	6,883

Non-interest income:
Fees and service charges	825	779
Loan servicing fees	301	261
Gain on sales of loans	519	487
Other	236	228
Total non-interest income	1,881	1,755

Non-interest expense:
Compensation and benefits	3,944	3,695
Gains on real estate owned	(6)	(349)
Occupancy and equipment	1,040	990
Data processing	291	273
Professional services	259	251
Other	819	831
Total non-interest expense	6,347	5,691
Income before income tax expense	2,057	2,947
Income tax expense	841	1,173
Net income	1,216	1,774
Other comprehensive income, net of tax	188	138
Comprehensive income attributable to common shareholders	$1,404	1,912
Basic earnings per share	$0.29	0.43
Diluted earnings per share	$0.25	0.38

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
	Three Months Ended
Selected Financial Data:	March 31,
(Dollars in thousands, except per share data)	2017	2016
I. OPERATING DATA:
Interest income	$6,660	6,525
Interest expense	407	374
Net interest income	6,253	6,151

II. AVERAGE BALANCES:
Assets (1)	676,426	635,089
Loans receivable, net	553,472	469,664
Securities available for sale (1)	76,197	97,362
Interest-earning assets (1)	649,147	604,714
Interest-bearing and non-interest bearing deposits and borrowings	594,971	561,134
Equity (1)	77,701	70,527

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.73%	1.12%
Interest rate spread information:
Average during period	3.88	4.07
End of period	3.96	4.35
Net interest margin	3.91	4.09
Ratio of operating expense to average total assets (annualized)	3.81	3.60
Return on average equity (annualized)	6.35	10.12
Efficiency	78.03	71.98
	March 31,	December 31,	March 31,
	2017	2016	2016
IV. ASSET QUALITY:
Total non-performing assets	$4,092	3,900	5,573
Non-performing assets to total assets	0.60%	0.57%	0.87%
Non-performing loans to total loans receivable, net	0.61	0.59	0.80
Allowance for loan losses	$9,590	9,903	9,363
Allowance for loan losses to total assets	1.41%	1.45%	1.47%
Allowance for loan losses to total loans receivable, net	1.70	1.80	1.91
Allowance for loan losses to non-performing loans	279.29	302.56	239.77

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$17.22	16.91	15.98
	Three Months Ended Mar 31, 2017	Year Ended Dec 31, 2016	Three Months Ended Mar 31, 2016
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.37%	11.13%	11.23%
Average stockholders’ equity to average assets (1)	11.49	11.07	11.11
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.11	108.36	107.77
Home Federal Savings Bank regulatory capital ratios:
Common equity tier I capital ratio	13.45	13.42	13.73
Tier 1 capital leverage ratio	11.74	11.55	11.62
Tier I capital ratio	13.45	13.42	13.73
Risk-based capital	14.70	14.68	14.98
	March 31,	December 31,	March 31,
	2017	2016	2016
VII. EMPLOYEE DATA:
Number of full time equivalent employees	197	200	188

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

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